Exhibit 99.k.2

THE BANK OF NEW YORK MELLON

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of October 1, 2013, by and between StoneCastle Financial Corp., a Delaware corporation (the “Fund”), and The Bank of New York Mellon, a New York banking organization (“BNY Mellon”).

WITNESSETH:

WHEREAS, the Fund is a closed-end investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, the Fund desires to retain BNY Mellon to provide the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.                                      Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Fund, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of the Fund as set forth in Exhibit A hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY Mellon and the Fund.  From time to time the Fund may deliver a new Exhibit A to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit A actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the Fund’s board of directors.

“Confidential Information” shall have the meaning given in Section 21 below.

“Documents” shall mean such documents, including but not limited to, Board resolutions, including resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean written communications actually received by BNY Mellon by S.W.I.F.T., tested telex with signature of Authorized Person, letter, with signature of Authorized Person, secure email from Authorized Person, facsimile transmission with signature or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person reasonably believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean StoneCastle Asset Management, LLC, or such other entity identified in writing by the Fund to BNY Mellon as the entity having investment responsibility with respect to the Fund.

“Net Asset Value” shall mean the per share value of the Fund, calculated in the manner described in the Funds’ Offering Materials.

“Offering Materials” shall mean the Fund’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund.

“Organizational Documents” shall mean certified copies of the Fund’s articles of incorporation, certificate of incorporation, certificate of formation or organization, bylaws, memorandum of association, material contracts, Offering Materials, all SEC exemptive orders issued to the Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“SEC” means the United States Securities and Exchange Commission.  “Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of the Fund.

2.                                      Appointment.

The Fund hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein.  BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.                                      Representations and Warranties.

The Fund hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing in all material respects, that:

(a)                                 It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations and provide any consents hereunder;

(b)                                 This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, subject to laws relating to or affecting creditors’ rights and remedies, equitable principles and public policy;

(c)                                  The Fund’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(d)                                 It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(e)                                  The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Fund.  To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

(f)                                   The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor or sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of the Fund and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(g)                                  Each person named on Exhibit A hereto is duly authorized by the Fund to be an Authorized Person hereunder;

(h)                                 [Intentionally Omitted];

(i)                                     The Fund shall promptly notify BNY Mellon in writing of any and all material legal proceedings or securities investigations filed or commenced against the Fund, the Investment Advisor or the Board; and

(j)                                    The Fund acknowledges for itself and its users that certain information provided by BNY Mellon on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Fund and its users.  Certain information provided by BNY Mellon is supplied to BNY Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information.  Therefore, the Fund, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon on its websites in any way without the express written permission of BNY Mellon and the Licensor.  (Licensor permission to be obtained by BNY Mellon prior to BNY Mellon providing its permission.)

4.                                      Delivery of Documents.

The Fund shall promptly provide, deliver or cause to be delivered from time to time to BNY Mellon the Fund’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder.  BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

5.                                      Matters Regarding BNY Mellon.

(a)                                 Subject to the direction and control of the Fund’s Board and the provisions of this Agreement, BNY Mellon shall provide to the Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)                                 In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c)                                  BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of shares of the Fund or other services normally performed by the Fund’s counsel or independent auditor and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person, and the Fund acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.  The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the Fund and BNY Mellon expressly agree in writing to any such increase in the scope of services.

(d)                                 The Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, transfer agent and any other service providers to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder.  In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons.  BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Fund when acting in reliance upon such information, documents or advice relating to the Fund.  All fees or costs charged by such persons shall be borne by the Fund, and BNY Mellon shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services described herein or the performance by BNY Mellon of its duties hereunder, unless such fees or costs arose due to BNY Mellon’s gross negligence, willful misconduct or bad faith.  BNY Mellon shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund, or by any affiliate of the Fund or by any other third party service provider to the Fund.  In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e)                                  Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(f)                                   The Fund shall furnish BNY Mellon’ with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s).  BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes unless the Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value.  The Fund shall also furnish BNY Mellon with bid, offer or market values of securities if BNY Mellon notifies the Fund that the same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder.  At any time and from time to time, the Fund also may furnish BNY Mellon with bid, offer or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder.  BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service.  In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.

(g)                                  BNY Mellon may apply to an Authorized Person of the Fund for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for the Fund, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without gross negligence or willful misconduct in accordance with such Instructions.  Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken.  BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application after the date such application is received by the Fund unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(h)                                 The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”).  The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers.  Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information which are the same as or similar to the confidentiality obligations contained herein and (ii) BNY Mellon may store the names and business addresses of the Fund’s employees on the systems or in the records of the BNY Mellon Group or its service providers who are subject to confidentiality obligations with respect to such information which are the same as or similar to the confidentiality obligations contained herein .  The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Fund.

(i)                                     BNY Mellon may consult with counsel to the Fund or its own counsel, at the Fund’s expense if the communication was previously approved by the Fund or otherwise at its own expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(j)                                    Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Fund, (ii) the taxable nature or effect on the Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Fund to its shareholders; or (iv) the effect under any federal, state or foreign income tax laws of the Fund making or not making any distribution or dividend payment, or any election with respect thereto.  Further, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles.  BNY Mellon is solely responsible for processing such securities, as identified by the Fund or its Authorized Persons, in accordance with U.S.  tax laws and regulations.

(k)                                 BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(l)                                     BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Fund by an Authorized Person and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the Fund’s or Series’ liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities.  In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which

BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described in this sub-section (1) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m)                             BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(n)                                 BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications or computer (hardware or software) services or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  BNY Mellon shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon and the vendors and affiliates specifically selected by BNY

Mellon to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement.

(o)                                 BNY Mellon shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, BNY Mellon shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions.  BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon’s own intentional misconduct, bad faith or reckless disregard in the performance of its duties under this Agreement.  Upon reasonable request, BNY Mellon will provide Fund with a summary of its Business Continuity Plan and any updates to it.

6.                                      Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund’s directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of the Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to the Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of the Fund’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers and/or members, as may be applicable.

7.                                      Portfolio Compliance Services.

(a)                                 If Schedule I contains a requirement for BNY Mellon to provide the Fund with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”).  The precise compliance review and testing services to be provided shall be as directed by the Fund and as mutually agreed between BNY Mellon and the Fund, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed.  Each Compliance Summary Report shall be subject to review and approval by the Fund.  BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b)                                 The Fund will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within thirty (30) days of its receipt.  The Fund agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report.  The Fund further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within thirty (30) days, such Compliance Summary Report shall be deemed final and shall not be reissued.  In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY Mellon of such condition within one (1) business day after discovery thereof.

(c)                                  While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions.  In the event of any errors or omissions in the performance of Portfolio Compliance Services not resulting from BNY Mellon’s gross negligence, willful misconduct or willful breach of this Agreement, the Fund’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable, and the preparation of a corrected report, at no cost to the Fund.

8.                                      Rule 38a-l and Regulatory Administration Services.

(a)                                 If Schedule I contains a requirement for BNY Mellon to provide the Fund with compliance support services related to Rule 38a-l promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b)                                 Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(c)                                  All work product produced by BNY Mellon as outlined at Schedule I in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Fund and by the Fund’s legal counsel.  The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Fund and/or its chief compliance officer (the “Fund’s CCO”), as applicable.  BNY Mellon disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

9.                                      Standard of Care; Indemnification.

(a)                                 Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Fund, unless those costs, expenses, damages, liabilities or claims arose out of BNY Mellon’s own bad faith, gross negligence or willful misconduct.  In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to the Fund or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.  BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense arises out of the bad faith, gross negligence or willful misconduct of BNY Mellon.

(b)                                 The Fund shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by

BNY Mellon or any BNY Mellon Affiliate without bad faith, gross negligence, willful misconduct or material breach of this Agreement, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Fund’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions or (iv) any opinion of legal counsel for the Fund, or arising out of transactions or other activities of the Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 9(a).  This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.  Without limiting the generality of the foregoing, the Fund shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I.                                        Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party, approved by the Fund or directed to be used by the Fund, described above or by or on behalf of the Fund;

II.                                   Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Fund or otherwise without gross negligence, willful misconduct or bad faith;

III.                              Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for the Fund or its own counsel;

IV.                               Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

V.                                    The method of valuation of the securities and the method of computing each Series’ Net Asset Value, so long as such method was approved in advance by Authorized Person or provided in the Fund’s Offering Materials or Documents; and

VI.                               Any valuations of securities or other assets so long as such valuation was approved by Authorized Person or provided in the Fund’s Offering materials or Documents.

(c)                                  Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by BNY Mellon in good faith to be from an Authorized Person, received in accordance to this Agreement, or upon the opinion of legal counsel for the Fund, shall be conclusively presumed to have been taken or omitted in good faith.

10.                               Compensation.

For the services provided hereunder, the Fund agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Fund and BNY Mellon from time to time and such out-of-pocket expenses (etc., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid quarterly.  The Fund authorizes BNY Mellon to debit the Fund’s custody account for all amounts due and payable hereunder, other than indemnification payments, in accordance with the following procedure.  The Fund shall deliver all valuation information to BNY Mellon within five (5) business days after each quarter-end date.  BNY Mellon shall deliver to the Fund invoices for services rendered based upon such valuation information within five (5) business days after receiving such valuation information each quarter-end.  Upon receiving BNY Mellon’s invoice, the Fund shall review and approve each invoice within three (3) business days at which time BNY Mellon is authorized to debit the Fund’s custody account for the approved invoice amount.  If an invoice amount is disputed, the parties hereto agree to negotiate in good faith on a time is of the essence basis to reconcile and resolve any such dispute.  Similarly, if adjustments are subsequently posted to the valuation information provided to BNY Mellon by the Fund, the parties hereto agree to revise and re-approve the necessary invoices in good faith on a time is of the essence basis to correct the impacted amounts previously debited to the Fund’s custody account.  Upon termination of this Agreement, the compensation for such part of a quarter shall be prorated according to the proportion which such period bears to the full quarterly period and shall be payable in accordance with the procedure outlined above substituting the effective date of termination of this Agreement as the quarter-end date.  For the purpose of determining compensation payable to BNY Mellon, the Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Fund’s Offering Materials.

11.                               Records; Visits.

(a)                                 The books and records pertaining to the Fund and the Fund’s Series which are in the possession or under the control of BNY Mellon shall be the property of the Fund.  The Fund and Authorized Persons and their respective accountants, attorneys and other agents shall have access to such books and records at all times during BNY Mellon’s normal business hours.

Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY Mellon to the Fund or to an Authorized Person, at the Fund’s expense.

(b)                                 BNY Mellon shall keep all books and records with respect to each Series’ books of account, records of each Series’ securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-l of the 1940 Act in connection with the services provided hereunder.

12.                               Term of Agreement.

(a)                                 This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM (Eastern time) on the date which is the third anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)                                 This Agreement shall automatically renew for successive terms of two (2) years each (each, a “Renewal Term”), unless the Fund or BNY Mellon gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non- Renewal Notice”).  In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable.  If the last day does not fall upon a month-end date then this Agreement shall terminate at 11:59 PM (Eastern time) on the last day of the month.

(c)                                  If (i) the Fund or BNY Mellon materially breaches this Agreement (a “Defaulting Party”) or (ii) the Fund is in good faith dissatisfied with a material element of the service relationship contemplated hereunder, the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party or BNY Mellon, as applicable (“Breach Notice”), and if such material breach or material element of the service relationship contemplated hereunder shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party or BNY Mellon, as applicable (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM (Eastern time) on the last day of the month following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the month of the Initial Term or then-current Renewal Term, as appropriate).  In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, (i) if in connection with a Change in Control (defined below) the Fund gives notice to BNY Mellon terminating this Agreement or terminating it as the provider of any of the services hereunder or (ii) if the Fund otherwise terminates this Agreement, except for a termination by the Fund pursuant to Section 12(c) above, or terminates any of the services hereunder, before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term (“Early Termination”), the following terms shall apply:

(i)                                     Before the effective date of the Early Termination and before any conversion of Fund records and accounts to a successor service provider, the Fund shall pay to BNY Mellon an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if BNY Mellon were to provide all services hereunder until the expiration of, as appropriate, the Initial Term or the then-current Renewal Term.  The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY Mellon under this Agreement during the last three calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder).

(ii)                                  The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY Mellon for the termination of services before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term.

(iii)                               For the purposes of this Section 12(d), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring or re-organization of or any other similar occurrence involving the Fund or a change in the Investment Advisor.

(iv)                              If the Fund gives notice of Early Termination (or an Early Termination without such notice occurs) after expiration of the notice period specified in Section 12(b) above, the references above to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”

(v)                                 If any of the Fund’s assets serviced by BNY Mellon under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and owe BNY Mellon an Early Termination Fee calculated as if the Removed Assets constituted a “Fund”; and (ii) at BNY Mellon’s option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by BNY

Mellon resulting in the Fund owing BNY Mellon the Early Termination Fee, unless BNY Mellon is the Defaulting Party pursuant to the provisions in 12(c) or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

(e)                                  Notwithstanding any other provision of this Agreement, a party hereto may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other party hereto upon the happening of any of the following: (i) a party hereto commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (ii) a party hereto commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against such party any such case or proceeding; (iii) a party hereto makes a general assignment for the benefit of creditors; or (iv) a party hereto admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due.  A party hereto may exercise its termination right under this Section 12(e) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.  Any exercise by a party hereto of its termination right under this Section 12(e) shall be without any prejudice to any other remedies or rights available to such party and shall not be subject to any fee or penalty, whether monetary or equitable.  Notwithstanding the provisions of Section 18 below, notice of termination under this Section 12(e) shall be considered given and effective when given, not when received.

13.                               Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Fund to be bound thereby, and authorized or approved by the Fund’s Board.

14.                               Assignment; Subcontracting.

(a)                                 This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Fund without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Fund.

(b)                                 Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Fund thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the Fund and (B) limit BNY Mellon’s liability such that BNY Mellon shall only be liable for failure to reasonably select such unaffiliated third party, and BNY Mellon shall have no liability for any acts or omissions to act of such unaffiliated third party; and (iv) BNY Mellon, in the course of providing certain additional services requested by the Fund, including but not limited to, Typesetting or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality.  BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor.  Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c)                                  As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon.  In turn, BNY Mellon will be responsible for paying the Vendor’s fees.  For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Fund.

15.                               Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  The Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.  To the extent that in any jurisdiction the Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

16.                               Severability; No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.  A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement.  BNY Mellon shall not be responsible for any costs or fees charged to the Fund or an affiliate of the Fund by consultants, counsel, auditors, public accountants or other service providers retained by the Fund or any such affiliate, provided, however, that such costs or fees may be included with the costs, expenses, damages and other amounts contemplated with regard to a breach of BNY Mellon’s standard of care as more fully described at Section 9 above.

17.                               No Waiver.

Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by such party of any right preclude any other or future exercise thereof or the exercise of any other right.

18.                               Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Fund, at

StoneCastle Financial Corp.
Legal Department
152 West 57th Street, 35th Floor
New York, NY 10019
Email: legal@stonecastle.com

if to BNY Mellon, at

BNY Mellon
103 Bellevue Parkway
Wilmington, Delaware 19809
Attention: Head of U.S.  Fund Accounting

with a copy to (which shall not constitute notice hereunder):

The Bank of New York Mellon
One Wall Street
New York, New York 10286
Attention: Legal Dept. - Asset Servicing

or at such other place as may from time to time be designated in writing.  Notices hereunder shall be effective upon receipt.

19.                               Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

20.                               Confidentiality.

BNY Mellon shall keep confidential any information relating to the Fund’s business and the Fund shall keep confidential any information relating to BNY Mellon’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected party.  Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential.  Notwithstanding the foregoing, as between BNY Mellon and the Fund information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party or its affiliates; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge after due inquiry, is not under a duty of confidentiality to the Fund or BNY Mellon; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review, solely to the extent used or provided by BNY Mellon for such purposes; (h) is released in connection with the provision of services under this Agreement in a manner contemplated by this Agreement; or (i) has been or is independently developed or obtained by the receiving party.  Provisions authorizing the disclosure of information shall survive any termination of this Agreement.  The obligations set forth in this Section 20 shall survive any termination of this Agreement for a period of one (1) year after such termination.

21.                               Non-Solicitation.

During the term of this Agreement and for one (1) year thereafter., the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees, and the Fund shall cause the Fund’s sponsor and any affiliates of the Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees.  To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

STONECASTLE FINANCIAL CORP.

By:	/s/ Erik Minor

Name:	/s/ Erik Minor

Title:	/s/ CEO

THE BANK OF NEW YORK MELLON

By:	/s/ Peter D. Holland

Name:	/s/ Peter D. Holland

Title:	/s/ Director

EXHIBIT A

I, Rachel Schatten, of StoneCastle Financial Corp., a Delaware corporation (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of October 1, 2013, between the Fund and The Bank of New York Mellon.

George Shilowitz	President	/s/ George Shilowitz

Joshua Siegel	Chief Executive Officer	/s/ Joshua Siegel

Erik Minor	Chief Financial Officer	/s/ Erik Minor

/s/ Rachel Schatten
Name:	Rachel Schatten
Title:	General Counsel, CCO and Secretary

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of the Fund, as may be applicable.  The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation support and computation accounting services for the Fund:

•                                          Journalize investment, capital share and income and expense activities;

•                                          Maintain individual ledgers for investment securities;

•                                          Maintain historical tax lots for each security;

•                                          “ Reconcile cash and investment balances of the Fund with the Fund’s custodian and provide the Fund’s investment adviser, as applicable, with the beginning cash balance available for investment purposes upon request;

•                                          Calculate various contractual expenses;

•                                          Calculate capital gains and losses;

•                                          Calculate daily distribution rate per share;

•                                          Determine net income;

•                                          Obtain security market quotes and currency exchange rates from pricing services approved by the Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

•                                          Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);

•                                          Transmit or make available a copy of the daily portfolio valuation to the Fund’s investment adviser;

•                                          Calculate yields and portfolio average dollar-weighted maturity as applicable; and

•                                          Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for the Fund:

•                                          Financial Statement Preparation & Review

•                                          Prepare the Fund’s annual and semi-annual shareholder reports(1) for shareholder delivery and for inclusion in Form N-CSR;

•                                          Prepare the Fund’s quarterly schedule of portfolio holdings(1) for inclusion in Form N-Q;

•                                          Prepare and file (or coordinate the filing of) the Fund’s Form N-SAR; and

•                                          Provide financial reporting calendar that includes when drafts of the above will be available and the due dates for each.

•                                          Typesetting Services

•                                          Create financial compositions for the applicable financial report and related EDGAR files;

•                                          Maintain country codes, industry class codes, security class codes and state codes;

•                                          Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

•                                          Create components that will specify the proper grouping and sorting for display of portfolio information; .

•                                          Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);

•                                          Process, convert and load security and general ledger data; provide an extract of all general ledger data to Fund on a monthly basis in a format mutually agreed upon;

•                                          Include data in financial reports provided from external parties to BNY Mellon which includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

•                                          Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout for production data for every successive reporting period);

(1)  Requires “Typesetting Services” as described herein.

•                                          Generate financial reports using the Vendor’s capabilities which include the following:

•                                          front/back cover;

•                                          table of contents;

•                                          shareholder letter;

•                                          Management Discussion and Analysis commentary;

•                                          sector weighting graphs/tables;

•                                          disclosure of Fund expenses;

•                                          schedules of investments;

•                                          statement of net assets;

•                                          statements of assets and liabilities;

•                                          statements of operation;

•                                          statement of changes;

•                                          statements of cash flows;

•                                          financial highlights;

•                                          notes to financial statements;

•                                          report of independent registered public accounting firm;

•                                          tax information; and

•                                          additional Fund information as mutually agreed in writing between BNY Mellon and the Fund.

•                                          Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports.  At the request of the Fund and upon the mutual written agreement of BNY Mellon and the Fund as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to, change the format or layout of reports from time to time.

TAX SERVICES

BNY Mellon shall provide the following tax services for the Fund:

•                                          Tax Provision Preparation

•                                          Prepare fiscal year-end tax provision analysis;

•                                          Process tax adjustments on securities identified by the Fund that require such treatment;

•                                          Prepare ROCSOP adjusting entries; and

•                                          Prepare financial statement footnote disclosures.

•                                          Excise Tax Distributions Calculations

•                                          Prepare calendar year tax distribution analysis;

•                                          Process tax adjustments on securities identified by the Fund that require such treatment; and

•                                          Prepare annual tax-based distribution estimate for the Fund.

•                                          Other Tax Services

•                                          Prepare for execution and filing, the federal and state income and excise tax returns;

•                                          Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

•                                          Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

•                                          Uncertain Tax Provisions

•                                          Documentation of all material tax positions taken by the Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”);

•                                          Review of the Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;

•

•                                          Determine whether Tax Positions have been consistently applied, and documentation of any inconsistencies;

•                                          Review relevant statutory authorities;

•                                          Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;

•                                          Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon;

•                                          Delivery of a written report to the Fund detailing such items; and

•                                          Maintain a calendar that includes dates when drafts of the above will be available and the due dates for each.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for the Fund:

•                                          In accordance with Instructions received from the Fund, and subject to portfolio limitations as provided by the Fund to BNY Mellon in writing from time to time, monitor the Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

•                                          Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC (if required).

•                                          Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

•                                          Calculate Fund approved income and per share amounts required for periodic distributions to be made by the Fund;

•                                          Calculate total return information;

•                                          Coordinate the Fund’s annual audit;

•                                          Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

•                                          If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund’s Form N-Q or Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification.  Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance.  BNY Mellon shall be required to provide the sub-certification only during the term of this Agreement with respect to the Fund and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification.  For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services for the Fund:

•                                          Maintain a regulatory calendar for the Fund listing various SEC filing and Board approval deadlines;

•                                          Assemble and distribute board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Fund counsel);

•                                          Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof;

•                                          As needed, prepare and coordinate the filing of annual post-effective amendments to the Fund’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series);

•                                          Prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX, as applicable (with the Fund supplying the voting records in the format required by BNY Mellon);

•                                          Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list;

•                                          Assist in the preparation of notices of annual meetings of shareholders and proxy materials relating to such meetings; and

•                                          Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as BNY Mellon and the Fund may mutually agree upon in writing from time to time.

•                                          38a-l Compliance Support Services

•                                          Provide compliance policies and procedures related to services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.

APPENDIX I

ELECTRONIC ACCESS SERVICES AGREEMENT

These Electronic Access Terms and Conditions (the “Terms and Conditions”) set forth the terms and conditions under which The Bank of New York Mellon Corporation and/or its subsidiaries or joint ventures (collectively, “BNY Mellon”) will provide the entities and its (their) affiliates listed on Schedule A (“You” and “Your”) with access to and use of BNY Mellon’s electronic information delivery site known as “BNY Mellon Connect” and/or other BNY Mellon-designated access portals (“Electronic Access”).  Access to and use of Electronic Access by You is contingent upon and is in consideration for Your compliance with the terms and conditions set forth below.  Electronic Access includes access to BNY Mellon web sites accessible via BNY Mellon Connect and/or other BNY Mellon-designated access portals (“Sites”), pursuant to which You are able to access products and services provided by BNY Mellon as well as data regarding Your accounts.  You may amend Schedule A by delivering a revised version to BNY Mellon.

Any particular product or service accessed by You through Electronic Access may be subject to a separate written agreement between You and BNY Mellon with respect to such products and services (each a “Services Agreement”).  In addition, terms and conditions and restrictions with respect to any particular product or service accessed through Electronic Access (such as privacy and internet security matters), together with any disclaimers related to the specific products or services, may be set forth on the Sites (hereinafter referred to as “Terms of Use”) and are applicable to such products and services.  You agree to the Terms and Conditions.  By any of Your Users accessing the Sites, and the products and services available through Electronic Access, You agree to any Terms of Use and acknowledge and accept any disclaimers and disclosures included on the Sites and the restrictions concerning the use of proprietary data provided by Information Providers (as defined below) that are posted on the Data Terms Web Site (as defined below).  For the avoidance of doubt, the execution of these Terms and Conditions will not alter or amend or otherwise affect any Services Agreement whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

1.                                      Access Administration:

a.                                      To facilitate access to Electronic Access, You will furnish BNY Mellon with a written list of the names, and the extent of authority or level of access, of persons You are authorizing to access the Sites, products and services and to use the Electronic Access (“Authorized Users”) on a read-only basis.  In addition, You may also designate Authorized Users who will have authority to enter transactions and provide instructions to BNY Mellon that cause a change in or have an impact on assets held by BNY Mellon for Your accounts (“Authorized Transactional Users”).  Where appropriate, Authorized Users and Authorized Transactional Users are collectively referred to herein as “Users.” If You wish to allow any third party (such as an investment manager, consultant or third party service provider) or any employee of a third party to have access to Your account information through Electronic Access and be included as a “User” under these Terms and Conditions, You may designate a third party or employee of a third party as an Authorized User or Authorized Transactional User under these Terms

Appendix I-1

and Conditions and any such third party or employee of a third party so designated by You (and, if a third party is so designated, any employee of such third party designated by such third party) will be included within the definition of Authorized User, Authorized Transactional User, and User as appropriate.

b.                                      Upon BNY Mellon’s approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send You a user-id, temporary password and, where applicable, a security identification device for each User.  You will be responsible for providing to Users the user-ids, temporary passwords and, where applicable, secure identification devices.  You will ensure that any User receiving a secure identification device returns such device immediately following the termination of the User’s authorization to access the products and services for which the secure identification device was provided to such User.  You are solely responsible for Users’ access to Electronic Access, and You and Users are solely responsible for the confidentiality of the user-ids and passwords and secure identification devices that are provided to them and will remain responsible for each secure identification device until it is returned to BNY Mellon.  You, on behalf of You and Your affiliates, acknowledge and agree that, BNY Mellon will have no duty or obligation to verify or confirm the actual identity of the person who accessed Electronic Access using a validly issued user-id and password (and, where applicable, security identification device) or that the person who accessed Electronic Access using such validly issued user-id and password (and, where applicable, security identification device) is, in fact, a User (whether an Authorized User or an Authorized Transactional User).

c.                                       You shall not, and shall not permit any User or third party to, breach or attempt to breach any security measures used in connection with Electronic Access or Proprietary Software.  Any attempt to circumvent or penetrate any application, network or other security measures used by BNY Mellon or its suppliers in connection with Electronic Access is strictly prohibited.

d.                                      You are also solely responsible for ensuring that all Users comply with these Terms and Conditions and any Terms of Use included on the Sites, the Service Agreement for each product or services accessed through the Sites and their associated services and all applicable terms and conditions, restrictions on the use of such products and services and data obtained through the use of Electronic Access.  BNY Mellon reserves the right to prohibit access or revoke the access of any User to Electronic Access whom BNY Mellon determines has violated or breached these terms and conditions or any Terms of Use on a Site accessed by the User, including the Data Terms Web Site (as defined below), or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable local, state, national, or international law or constitute a security risk for BNY Mellon, a BNY Mellon’s third party supplier (“BNY Mellon’s Supplier”),BNY Mellon’s clients or any Users of Electronic Access.  BNY Mellon may also terminate access to all Users following termination of all Services Agreements between You and BNY Mellon.

Appendix I-2

2.                                      Proprietary Software:  Depending upon the products and services You elect to access through Electronic Access, You may be provided software owned by BNY Mellon or licensed to BNY Mellon by a BNY Mellon Supplier (“Proprietary Software”).  You are granted a limited, non-exclusive, non-transferable license to install the Proprietary Software on Your authorized computer system (including mobile devices registered with BNY Mellon) and to use the Proprietary Software solely for Your own internal purposes in connection with Electronic Access and solely for the purposes for which it is provided to You.  You and Your Users may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies.  You shall not reverse engineer, disassemble, decompile or attempt to determine the source code for, any Proprietary Software.  Any attempt to circumvent or penetrate security of Electronic Access is strictly prohibited.

3.                                      Use of Data:

a.                                      Electronic Access may include information and data that is proprietary to the providers of such information or data (“Information Providers”) or may be used to access Sites that include such information or data from Information Providers.  This information and data may be subject to restrictions and requirements which are imposed on BNY Mellon by the Information Providers and which are posted on http://www.bnymellon.cora/products/assetservicing/vendoragreement.pdf or any successor web site of which You are provided notice from time to time (the “Data Terms Web Site”).  You will be solely responsible for ensuring that Users comply with the restrictions and requirements concerning the use of proprietary data that are posted on the Data Terms Web Site.

b.                                      You consent to BNY Mellon, its affiliates and BNY Mellon’s Suppliers disclosing to each other and using data received from You and Users and, where applicable, Your third parties in connection with these Terms and Conditions (including, without limitation, client data and personal data of Users) (1) to the extent necessary for the provision of Electronic Access; (2) in order for BNY Mellon and its affiliates to meet any of their obligations under these Terms and Conditions to provide Electronic Access; or (3) to the extent necessary for Users to access Electronic Access.

c.                                       In addition, You permit BNY Mellon to aggregate data concerning Your accounts with other data collected and/or calculated by BNY Mellon.  BNY Mellon will own such aggregated data, but will not distribute the aggregated data in a format that identifies You or Your data.

4.                                      Ownership and Rights:

a.                                      Electronic Access, including any database, any software (including for the avoidance of doubt, Proprietary Software) and any proprietary data, processes, scripts, information, training materials, manuals or documentation made available as part of the Electronic Access (collectively, the “Information”), are the

Appendix I-3

exclusive and confidential property of BNY Mellon and/or BNY Mellon’s suppliers.  You may not use or disclose the Information except as expressly authorized by these Terms and Conditions.  You will, and will cause Users and Your third parties and their users, to keep the Information confidential by using the same care and discretion that You use with respect to Your own confidential information, but in no event less than reasonable care.

b.                                      The provisions of this paragraph will not affect the copyright status of any of the Information which may be copyrighted and will apply to all Information whether or not copyrighted.

c.                                       Nothing in these Terms and Conditions will be construed as giving You or Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its affiliates, its Information Providers or BNY Mellon’s Suppliers.

d.                                      Any Intellectual Property Rights and any other rights or title not expressly granted to You or Users under these Terms and Conditions are reserved to BNY Mellon, its Information Providers and BNY Mellon’s Suppliers.  “Intellectual Property Rights” includes all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

5.                                      Reliance:

a.                                      BNY Mellon will be entitled to rely on, and will be fully protected in acting upon, any actions or instructions associated with a user-id or a secure identification device issued to a User until such time BNY Mellon receives actual notice in writing from You of the change in status of the User and receipt of the secure identification device issued to such User.  You acknowledge that all commands, directions and instructions, including commands, directions and instructions for transactions issued by a User are issued at Your sole risk.  You agree to accept full and sole responsibility for all such commands, directions and instructions and that BNY Mellon, will have no liability for, and you hereby release BNY Mellon from, any losses, liabilities, damages, costs, expenses, claims, causes of action or judgments (including attorneys’ fees and expenses) (collectively “Losses”) incurred or sustained by you or any other party in connection with or as a result of BNY Mellon’s reliance upon or compliance with such commands, directions and instructions.

b.                                      All commands, directions and instructions involving a transaction entered by Authorized Transactional User will be treated as an authorized instruction under

Appendix I-4

the applicable Services Agreement(s) between You and BNY Mellon covering accounts, products and services and products provided by BNY Mellon with respect to which Electronic Access is being used whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

6.                                      Disclaimers:

a.                                      Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon, its Content Providers and Information Providers make no warranties or representations under these Terms and Conditions as to accuracy, reliability or comprehensiveness of the content, information or data accessed through Electronic Access.  Without limiting the foregoing, some of the content on Electronic Access may be provided by sources unaffiliated with BNY Mellon (“Content Providers”) and by Information Providers.  For that content BNY Mellon is a distributor and not a publisher of such content and has no control over it.  Information provided by Information Providers has not been independently verified by BNY Mellon and BNY Mellon makes no representation as to the accuracy or completeness of the content or information provided.  Any opinions, advice, statements, services, offers or other information given or provided by Content Providers and Information Providers (including merchants and licensors) are those of the respective authors of such content and not that of BNY Mellon.  BNY Mellon will not be liable to You or Users for such content or information in any way nor for any action taken in reliance on such information nor for direct or indirect damages resulting from the use of such information.  For purposes of these Terms and Conditions, all information and data, including all proprietary information and materials and all client data, provided to You through Electronic Access are provided on an “AS-IS”, “AS AVAILABLE” basis.

b.                                      BNY Mellon makes no guarantee and does not warrant that Electronic Access or the information and data provided through the Electronic Access are or will be virus-free or will be free of viruses, worms, Trojan horses or other code with contaminating or destructive properties.  BNY Mellon will employ commercially reasonable anti-virus software to its systems to protect its systems against viruses.

c.                                       Some Sites accessed through the use of Electronic Access may include links to websites provided by parties that are not affiliated with BNY Mellon (“Third Party Websites”).  BNY Mellon will not be liable to any person for the content found on such Third Party Websites.  BNY Mellon will not be responsible for Third Party Websites that collect information from parties who visit their web sites through links on the Sites.  BNY Mellon will not be liable or responsible for any loss suffered by any person as a result of their use of any Third Party Websites that are linked to the BNY Mellon Sites.

d.                                      BNY Mellon retains complete discretion and authority to add, delete or revise in whole or in part Electronic Access, including its Sites, and to modify from time to

Appendix I-5

time any Proprietary Software provided in conjunction with the use of Electronic Access and/or any of the Sites.  To the extent reasonably possible, BNY Mellon will provide notice of such modifications.  BNY Mellon may terminate, immediately and without advance notice, and without right of cure, any portion or component of Electronic Access or the Sites.

e.                                       TO THE FULLEST EXTENT PERMITTED BY LAW, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NO WARRANTY OF QUALITY AND NO WARRANTY OF TITLE OR NONINFRINGEMENT.  THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ELECTRONIC ACCESS, THE SITES, ANY PROPRIETARY SOFTWARE, INFORMATION, MATERIALS OR CLIENT DATA.

f.                                        Notwithstanding the prior paragraph, The Bank of New York Mellon or an Affiliate designated by it will defend You and pay any amounts agreed to by BNY Mellon in a settlement and damages finally awarded by a court of competent jurisdiction, in an action or proceeding commenced against You based on a claim that Electronic Access or the Proprietary Software infringe plaintiff(s)’s patent, copyright, or trade secret, provided that You (i) notify BNY Mellon promptly of any such action or claim (except that the failure to so notify BNY Mellon will not limit BNY Mellon’s obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grant BNY Mellon or its designated Affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provide BNY Mellon or its designated Affiliate all assistance reasonably necessary to so defend, compromise or settle.  The foregoing obligations will not apply, however, to any claim or action arising from (i) use of the Proprietary Software Information or Electronic Access in a manner not authorized under these Terms and Conditions, the Terms of Use, or the Data Terms Web Site; or (ii) use of the Proprietary Software or Electronic Access in combination with other software or services not supplied by BNY Mellon.

7.                                      Limitation of Liability:

a.                                      IN NO EVENT WILL BNY MELLON, BNY MELLON’S SUPPLIERS OR ITS CONTENT PROVIDERS OR INFORMATION PROVIDERS BE LIABLE TO YOU OR ANYONE ELSE UNDER THESE TERMS AND CONDITIONS FOR ANY LOSSES, LIABILITIES, DAMAGES, COSTS OR EXPENSES INCLUDING BUT NOT LIMITED TO, ANY DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, RELIANCE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES, INDIRECT DAMAGES OR DAMAGES FOR LOSS OF PROFITS, GOOD WILL, BUSINESS INTERRUPTION, USE, DATA, EQUIPMENT OR OTHER INTANGIBLE LOSSES (EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) THAT RESULT FROM (1) THE USE OF OR INABILITY TO USE ELECTRONIC ACCESS (2) THE CONSEQUENCES OF ANY DECISION MADE OR

Appendix I-6

ACTION OR NON-ACTION TAKEN BY YOU OR ANY OTHER PERSON, OR FOR ANY ERRORS BY YOU IN COMMUNICATING SUCH INFORMATION; (3) THE COST OF SUBSTITUTE ACCESS SERVICES; OR (4) ANY OTHER MATTER RELATING TO THE CONTENT OR ACCESS THROUGH ELECTRONIC ACCESS.  BNY MELLON WILL NOT BE LIABLE FOR LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING FROM ANY USE OF ANY PRODUCT, INFORMATION, PROCEDURE, OR SERVICE OBTAINED THROUGH ELECTRONIC ACCESS.  BNY MELLON WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM VOLUNTARY SHUTDOWN OF THE SERVER, ELECTRONIC ACCESS OR ANY OF THE SITES TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES, DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS.

b.                                      BNY MELLON’S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THESE TERMS AND CONDITIONS FOR ANY DISPUTE OR CLAIM RELATED TO THESE TERMS OF USE, ELECTRONIC ACCESS OR SITES, IS AS FOLLOWS: IF YOU REPORT A MATERIAL MALFUNCTION IN ELECTRONIC ACCESS THAT BNY MELLON IS ABLE TO REPRODUCE, BNY MELLON WILL USE REASONABLE EFFORTS TO CORRECT THE MALFUNCTION.  IF BNY MELLON IS UNABLE TO CORRECT THE MALFUNCTION, YOU MAY CEASE ALL USE OF ELECTRONIC ACCESS AND RECEIVE A REFUND OF ANY FEES PAID IN ADVANCE, SPECIFICALLY FOR ELECTRONIC ACCESS, APPLICABLE TO PERIODS AFTER CESSATION OF SUCH USE.  BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR DAMAGES, IN SUCH JURISDICTIONS LIABILITY IS LIMITED TO THE FULLEST EXTENT PERMITTED BY LAW.

c.                                       The limitation of liability set forth in this Limitation of Liability section and in other provisions in these Terms and Conditions is in addition to any limitation of liability provisions contained in any Services Agreements and will not supersede or be superseded by limitation of liability provisions contained in such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements containing a reference to these Terms and Conditions.

8.                                      Indemnification:

a.                                      You agree to indemnify, protect and hold BNY Mellon, BNY Mellon’s Suppliers, Content Providers and Information Providers harmless from and against all liability, claims damages, costs and expenses, including reasonable attorneys’ fees and expenses, resulting from a claim that arises out of (i) any breach by You or Users of these Terms and Conditions, the Terms of Use or the Data Terms Web Site and (ii) any person obtaining access to Electronic Access through You or Users or through use of any password, user-id or secure identification device issued to a User, whether or not You or a User authorized such access where such

Appendix I-7

Electronic Access is due to actions or inactions of You or User.  For the avoidance of doubt, and by way of illustration and not by way of limitation, the forgoing indemnity is applicable to disputes between the parties, including the enforcement of these Terms and Conditions.  The rights and remedies conferred hereunder will be cumulative and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

b.                                      The indemnity provided in herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements and expressly stating an intent to modify this Terms and Conditions.  Nothing contained herein will, or be deemed to, alter or modify the rights and remedies of BNY Mellon as set forth in the Services Agreements.

9.                                      Choice of Law and Forum: Unless otherwise agreed and specified herein, these Terms and Conditions are governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law; You expressly and irrevocably agree that exclusive jurisdiction and venue for any claim or dispute with BNY Mellon, its employees, contractors, officers or directors or relating in any way to Your use of Electronic Access resides in the state or federal courts in New York City, New York; and You further irrevocably agree and expressly and irrevocably consent to the exercise of personal jurisdiction in those courts over any action brought with respect to these Terms and Conditions.  BNY Mellon and You hereby waive the right of trial by jury in any action arising out of or related to the BNY Mellon or these Terms and Conditions.

10.                               Term and Termination:

a.                                      Either BNY Mellon or You may terminate these Terms and Conditions and the Electronic Access upon thirty (30) days’ written notice to the other party.

b.                                      In the event of any breach of the provisions of these Terms and Conditions or a breach by any Authorized User of the Terms of Use or the restrictions and requirements concerning the use of Information Providers’ proprietary data that are posted on the Data Terms Web Site, the non-breaching party may terminate these Terms and Conditions and the Electronic Access immediately upon written notice to the breaching party if any breach remains uncured after ten (10) days’ written notice of the breach is sent to the breaching party.

c.                                       BNY Mellon may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User’s user-id or password, or where BNY Mellon believes there is a security risk created by such access.

Appendix I-8

d.                                      BNY Mellon may terminate, without advance notice, Your access or the access of Users to any portion or component of Electronic Access or the Sites in the event a BNY Mellon Supplier, Content Provider or Information Provider prohibits BNY Mellon from permitting You or Users to have access to their information or services.

e.                                       Promptly upon receiving or giving notice of termination, You will notify all Users of the effective date of the termination.

f.                                        Upon termination of Your access to Electronic Access, You shall return of manuals, documentation, workflow descriptions and the like that are in Your possession or under Your control and all security identification devices.

g.                                       The Reliance, Disclaimers, Limitation of Liability Indemnification and confidentiality provisions of the Terms and Conditions (and other provision of these Terms and Conditions containing disclaimers, limitation of liability and indemnification) shall survive the termination of these Terms and Conditions.

You represent and warrant to BNY Mellon that these Terms and Conditions and the indemnity contained herein have been duly authorized and accepted, that You have full authority to enter into these Terms and Conditions, both for the entities at Schedule A and for any affiliate with Electronic Access, and that these Terms and Conditions constitute a binding obligation enforceable in accordance with its terms.

Appendix I-9

SCHEDULE A

AFFILIATES

Schedule A-1